EXHIBIT 99.1

Paragon Offshore plc 3151 Briarpark Drive Suite 700 Houston, Texas 77042

PRESS RELEASE
PARAGON OFFSHORE REPORTS THIRD QUARTER 2015 RESULTS AND PROVIDES FLEET STATUS REPORT

•	Adjusted EBITDA of $140.3 million net of impairments and tax benefit; revenues of $369.0 million

•	Non-cash impairment charge of $1.15 billion

•	Expect full-year 2015 contract drilling services costs to decrease by 13% and G&A to decrease by 14% year-on-year

•	$733.0 million cash balance

•	Contract backlog at September 30, 2015 of $1.29 billion

•	Board has approved engagement with lenders and noteholders regarding proposal to improve strength of balance sheet and maximize value for all stakeholders

•	Delivery date for Prospector 7 extended

HOUSTON, November 9, 2015 - Paragon Offshore plc (“Paragon”) (NYSE: PGN) today reported a third quarter 2015 net loss of $1.08 billion, or a loss of $12.46 per diluted share as compared to a third quarter 2014 net loss of $869.2 million, or a loss of $10.26 per diluted share. Results for the current quarter included:

•	a $1.15 billion, or $13.22 per share, non-cash asset impairment charge comprising:

◦	$781.2 million related to five rigs of Paragon’s floating fleet including the Paragon MSS2, Paragon MDS1, Paragon DPDS1, Paragon DPDS2, and Paragon DPDS3;

◦	$289.3 million related to 16 rigs of Paragon’s jackup fleet including rigs currently cold-stacked;

◦	$43.0 million related to deposits previously made by subsidiaries of Prospector Offshore Drilling S.A. to the shipyard for the construction of Prospector 6, Prospector 7, and Prospector 8; and

◦	$37.4 million of goodwill related to the company’s previous acquisitions

•	a $66.3 million, or $0.76 per share, tax benefit as a result of the impairment

Excluding the above charge and tax benefit, Paragon’s adjusted net loss for the quarter (see Reconciliation of GAAP to Non-GAAP Financial Measures Table for a reconciliation to net income) was $0.3 million, or $0.00 per diluted share. Results for the third quarter 2014 included a $928.0 million, or $10.95 per diluted share, non-cash impairment charge net of tax benefits related to Paragon’s three drillships in Brazil and its cold-stacked FPSO in the U.S. Gulf of Mexico and a $6.9 million, or $0.08 per diluted share, gain related to the previously disclosed repurchase of an aggregate principal amount of $50.2 million of its senior unsecured notes.

“Conditions in the contract drilling industry continued to worsen during the third quarter as customers continued to curtail capital spending in light of low commodity prices,” said Randall D. Stilley, President and Chief Executive Officer. “Dayrates and utilization deteriorated for all rig classes in all markets and as a result, our annual assessment of asset values resulted in a required impairment of various rig values. Despite these conditions, Paragon delivered operational performance ahead of expectations for the quarter.”

Stilley continued, “Consistent with our strategy as the high-quality, low-cost drilling contractor, we have taken steps to lower costs as we aggressively market our available units. We have quickly stacked idle rigs, reduced shorebased support costs, and lowered our corporate operations support costs. As a result, we expect our 2015 full-year contract drilling services costs will be approximately 13% lower and our G&A costs to be approximately 14% lower than 2014 totals, excluding certain costs related to our ongoing review of strategic alternatives related to our capital structure. We also expect our capital spending for the year will be close to $60 million below 2014 levels. Finally, Paragon has a significant available cash balance of $733 million, providing liquidity and flexibility in this difficult market.”

Total revenues for the third quarter of 2015 were $369.0 million compared to $393.2 million in the second quarter of 2015. Paragon reported utilization for its marketed rig fleet, which excludes available days related to rigs that were stacked and not marketed during the quarter, as 69 percent for the second and third quarters of 2015. Average daily revenues decreased three percent in the third quarter of 2015 to $144,000 per rig compared to the previous quarter average of $149,000 per rig. Contract drilling services costs declined in the third quarter to $190.5 million compared to $197.0 million in the second quarter of 2015.

Net cash from operating activities was $79.7 million in the third quarter of 2015 as compared to $96.6 million for the second quarter of 2015. Capital expenditures in the third quarter totaled $43.7 million. At September 30, 2015, liquidity, defined as cash and cash equivalents plus availability under the company’s revolving credit facility, totaled $735.7 million while the company’s leverage ratio, the ratio of the company’s net debt to trailing twelve months EBITDA as defined in the company’s revolving credit facility, was 3.07 at September 30, 2015.

On July 24, 2015 the company closed a sale-leaseback transaction in connection with Prospector 1 and Prospector 5. Net of fees and expenses, the company received proceeds of approximately $291.6 million.
Operating Highlights
Paragon’s total contract backlog at September 30, 2015 was an estimated $1.29 billion compared to $1.59 billion at June 30, 2015, including approximately $142.1 million of backlog for the Paragon DPDS3 which Paragon’s customer Petrobras has indicated it may contest in connection with the length of prior shipyard projects relating to the rig.
Utilization of Paragon’s marketed floating rig fleet was 100 percent in both the third quarter and the second quarter of 2015. Average daily revenues for Paragon’s floating rig fleet increased one percent to $260,000 per rig in the third quarter of 2015 from $258,000 per rig in the second quarter of 2015.
Utilization of Paragon’s marketed jackup rig fleet was 64 percent in the third quarter and in the second quarter of 2015. Average daily revenues for Paragon’s jackup fleet during the third quarter declined by six percent to $116,000 per rig from $124,000 per rig during the second quarter of 2015.
At the end of the third quarter of 2015, an estimated 55 percent of the marketed rig operating days were committed for 2015, including 56 percent and 54 percent of the floating and jackup rig days, respectively. The calculations for committed operating days exclude available days related to rigs that were stacked and not marketed during the quarter.

During the quarter, Paragon added approximately $39.3 million in net backlog related primarily to $209.8 million of previously disclosed new contracts and extensions in the Middle East and North Sea, offset by $170.5 million in backlog reductions primarily related to the early release by Petrobras of the Paragon DPDS2 in Brazil. In the Middle East, the Paragon B152 received a contract extension from late November 2015 to late November 2017 at a rate of $81,000 while the Dhabi II received a contract extension from mid-July 2015 to mid-July 2017 at a dayrate of $76,000. In the North Sea, the Paragon C461 received a contract extension from mid-November 2015 to mid-November 2017 at a dayrate of $113,000. The Paragon C20051 received a contract extension from early December 2015 to late May 2016 at dayrates between $125,000 and $135,000. The company agreed to a backlog swap between the Paragon C462 and Paragon C463 and received a contract extension from late December 2015 to early March 2016 on the Paragon C463 at a dayrate of $130,000. In addition, the Paragon C462 received an accommodation contract from early September 2015 to late October 2015.

Paragon Extends Delivery of High Specification Jackup Prospector 7
Paragon also reported that a wholly-owned subsidiary has signed an agreement with Shanghai Waigaoqiao Shipbuilding Co., LTD., to extend the delivery date of the high specification Friede and Goldman JU-2000E jackup Prospector 7 to a date 12 months after the subsidiary has technically accepted the unit from the shipyard.  The company anticipates that technical acceptance of the unit will occur on or before December 31, 2015. Under the terms of the agreement, no payments are due to the shipyard until the delivery date and upon completion of the delivery protocol.
Paragon Comments on Advisory Process and Outlook
In September 2015, Paragon announced the engagement of Lazard and Weil, Gotshal & Manges LLP to advise the company on strategic alternatives related to its capital structure. The company also drew down substantially all of the remaining available capacity of its Revolving Credit Facility in the amount of approximately $332.0 million.

Mr. Stilley commented, “In light of current market conditions, we do not expect the company to remain in compliance with our Revolving Credit Facility leverage ratio covenant at some point during the next twelve months. Accordingly, under the direction of an independent committee of the board of directors, the company has been proactively exploring long-term solutions to improve Paragon’s overall balance sheet strength and position the company for long-term success. The board has approved engagement with the company’s lenders and noteholders with the intent of maximizing value for the company’s shareholders and other stakeholders. We believe that significant value can be unlocked through this process and we intend to work constructively with all involved parties to move forward as quickly as possible and reach our desired outcome. In the meantime, we continue to operate normally and fulfill our commitments to our customers, suppliers, and employees.”
Turning to the market outlook, Mr. Stilley concluded, “There is no indication that conditions in offshore drilling markets will improve in the near future. Current oil prices suggest that our customers’ 2016 capital budgets may be at or below 2015 levels, placing additional pressure on utilization and dayrates in our industry. We expect oil markets to begin a recovery late in 2016, with drilling activity, particularly in shallow waters, to follow. In the meantime, Paragon remains committed to its strategy of supplying safe, reliable, and efficient operations to our customers. We will focus on our core areas of operation and continue to optimize our cost structure for this environment in order to best position ourselves for the recovery.”
Paragon Provides Fleet Status Report; Provides Additional Information; Going Concern Risk
Paragon also announced today that it issued a report on drilling rig status and contract information as of November 9, 2015.  The report, titled “Fleet Status Report,” can be accessed on the Company’s website at www.paragonoffshore.com under the “Our Fleet” or “Investor Relations-Fleet Status Reports” sections of the website.

For periods prior to Paragon’s spin-off from Noble Corporation plc (“Noble”) on August 1, 2014 (the “Spin-Off”), results of operations are based on Noble’s standard-specification business (our “Predecessor”) and include contributions from three standard specification rigs retained by Noble and three standard specification rigs that were sold prior to the Spin-Off. For more information regarding the Spin-Off, please see Paragon’s filings with the U.S. Securities and Exchange Commission (the “SEC”) available on the company’s website at www.paragonoffshore.com.

Paragon’s quarterly report on Form 10-Q for the third quarter 2015 will contain explanatory paragraphs regarding a potential breach of financial covenants and adverse market conditions as they relate to the the company’s ability to continue as a going concern. Investors are urged to review the contents of the company’s Form 10-Q including the discussions under “Risk Factors” when the document is filed later today.
About Paragon Offshore
Paragon is a global provider of offshore drilling rigs. Paragon’s operated fleet includes 34 jackups, including two high specification heavy duty/harsh environment jackups, and six floaters (four drillships and two semisubmersibles). Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.
Forward-Looking Disclosure Statement
This release contains forward-looking statements. Statements regarding contract backlog, earnings, costs, cost reductions, revenue, rig demand, fleet condition or performance, shareholder value, contract commitments, dayrates, contract commencements, contract extensions or renewals, contract disputes, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, compliance with financial covenants, ability to achieve value through lender and/or bondholder discussions, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, risks associated with the operation of Paragon as a separate, publicly traded company, actions by regulatory authorities, customers and other third parties, and other factors detailed in the “Risk Factors” section of Paragon’s annual report on Form 10-K for the fiscal year ended December 31, 2014, and in Paragon’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call
Paragon also scheduled a teleconference and webcast related to its third quarter 2015 results on Monday, November 9, 2015, at 11:00 a.m. U.S. Central Time. The teleconference can be accessed from the U.S. and Canada by dialing 1-888-771-4371, or internationally by dialing 1-847-585-4405, and using access code: 40850324. Interested parties may also listen to the webcast through a link posted on Paragon’s website at www.paragonoffshore.com, under “Events & Presentations” in the “Investor Relations” section of the website.
A telephonic replay of the conference call will be available on Monday, November 9, 2015, beginning at approximately 2:00 p.m. U.S. Central Time, through Monday, November 23, 2015, ending at approximately 11:00 p.m. U.S. Central Time. The phone number for the conference call replay is 1-888-843-7419 or, for calls from outside of the U.S., 1-630-652-3042, using access code: 40850324.  A replay of the conference call will also be available on Paragon’s website at www.paragonoffshore.com, under “Events & Presentations” in the “Investor Relations” section of the website.
For additional information, contact:

For Investors	Lee M. Ahlstrom
& Media:	Senior Vice President – Investor Relations, Strategy and Planning
+1.832.783.4040

PARAGON OFFSHORE plc
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating revenues
Contract drilling services	$338,710	$456,174	$1,101,618	$1,410,471
Labor contract drilling services	6,853	8,562	21,224	24,919
Reimbursables and other	23,410	40,486	70,023	63,379
	368,973	505,222	1,192,865	1,498,769
Operating costs and expenses
Contract drilling services	190,536	217,378	612,610	666,158
Labor contract drilling services	4,792	6,593	16,086	19,029
Reimbursables	19,517	35,592	58,173	51,442
Depreciation and amortization	95,826	108,027	280,574	331,147
General and administrative	12,800	12,037	41,901	37,965
Loss on impairments	1,150,846	928,947	1,152,547	928,947
Gain on disposal of assets, net	—	—	(12,717)	—
Gain on repurchase of long-term debt	—	(6,931)	(4,345)	(6,931)
	1,474,317	1,301,643	2,144,829	2,027,757
Operating loss	(1,105,344)	(796,421)	(951,964)	(528,988)
Other income (expense)
Interest expense, net of amount capitalized	(33,900)	(22,453)	(93,107)	(28,690)
Other, net	(983)	340	1,421	830
Loss before income taxes	(1,140,227)	(818,534)	(1,043,650)	(556,848)
Income tax benefit (provision)	55,389	(50,626)	67,301	(92,701)
Net loss	$(1,084,838)	$(869,160)	$(976,349)	$(649,549)
Net income attributable to non-controlling interest	—	—	(31)	—
Net loss attributable to Paragon	$(1,084,838)	$(869,160)	$(976,380)	$(649,549)

Loss per share
Basic and diluted	$(12.46)	$(10.26)	$(11.39)	$(7.66)

PARAGON OFFSHORE plc
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$732,960	$56,772
Restricted cash	3,000	12,502
Accounts receivable, net of allowance for doubtful accounts	335,132	539,376
Prepaid and other current assets	106,355	104,644
Total current assets	1,177,447	713,294

Property and equipment, net	1,152,066	2,410,360
Other assets	145,114	129,735
Total assets	$2,474,627	$3,253,389

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$40,990	$272,166
Accounts payable	122,269	160,874
Accrued payroll and related costs	51,438	81,416
Other current liabilities	133,932	207,838
Total current liabilities	348,629	722,294

Long-term debt	2,569,435	1,888,439
Deferred income taxes	9,585	58,497
Other liabilities	34,981	89,910
Total liabilities	2,962,630	2,759,140

Total shareholders’ equity (deficit)	(488,003)	491,608
Non-controlling interest	—	2,641
Total equity (deficit)	(488,003)	494,249
Total liabilities and equity	$2,474,627	$3,253,389

PARAGON OFFSHORE plc
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities
Net loss	$(976,349)	$(649,549)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	280,574	331,147
Loss on impairments	1,152,547	928,947
Gain on disposal of assets, net	(12,717)	—
Gain on repurchase of long-term debt	(4,345)	(6,931)
Other changes in operating activities	(52,959)	(37,512)
Net cash provided by operating activities	386,751	566,102

Cash flows from investing activities
Capital expenditures	(156,753)	(182,351)
Proceeds from sale of assets	29,316	6,570
Acquisition of Prospector Offshore Drilling S.A. non-controlling interest	(2,185)	—
Change in restricted cash	(17,297)	—
Change in accrued capital expenditures	(11,768)	(3,000)
Net cash used in investing activities	(158,687)	(178,781)

Cash flows from financing activities
Net change in borrowings on Predecessor bank credit facilities	—	707,472
Proceeds from issuance of Senior Notes and Term Loan Facility	—	1,710,550
Borrowings under Revolving Credit Facility	697,000	—
Net proceeds from Sale-Leaseback	291,576	—
Repayment of Revolving Credit Facility	(154,000)	—
Repayment of Sale-Leaseback	(8,365)	—
Repayment of Term Loan Facility	(4,875)	—
Repayment of Prospector Senior Credit Facility	(265,666)	—
Repayment of Prospector Bonds	(101,000)	—
Purchase of Senior Notes	(6,546)	(42,468)
Debt issuance costs	—	(19,253)
Net transfers to parent	—	(2,698,295)
Net cash provided by (used in) financing activities	448,124	(341,994)
Net change in cash and cash equivalents	676,188	45,327
Cash and cash equivalents, beginning of period	56,772	36,581
Cash and cash equivalents, end of period	$732,960	$81,908

PARAGON OFFSHORE plc
OPERATIONAL INFORMATION
(Unaudited)

	As Reported			Rigs Retained or Sold by Noble			As Adjusted
	Three Months Ended			Three Months Ended			Three Months Ended
	September 30,		June 30,	September 30,		June 30,	September 30,		June 30,
	2015	2014	2015	2015	2014	2015	2015	2014	2015
Rig fleet operating statistics (1)(2)
Jackups:
Average Rig Utilization	60%	77%	64%	n/a	50%	n/a	60%	77%	64%
Marketed Utilization (3)	64%	79%	64%	n/a	50%	n/a	64%	80%	64%
Operating Days	1,891	2,447	1,989	n/a	31	n/a	1,891	2,416	1,989
Average Dayrate	$116,071	$116,967	$123,556	n/a	$98,194	n/a	$116,071	$117,208	$123,556
Floaters:
Average Rig Utilization	83%	76%	83%	n/a	100%	n/a	83%	75%	83%
Marketed Utilization (3)	100%	100%	100%	n/a	100%	n/a	100%	100%	100%
Operating Days	459	583	455	n/a	31	n/a	459	552	455
Average Dayrate	$259,844	$291,498	$257,764	n/a	$414,839	n/a	$259,844	$284,571	$257,764
Total:
Average Rig Utilization	64%	77%	67%	n/a	67%	n/a	64%	77%	67%
Marketed Utilization (3)	69%	82%	69%	n/a	67%	n/a	69%	83%	69%
Operating Days	2,350	3,030	2,444	n/a	62	n/a	2,350	2,968	2,444
Average Dayrate	$144,158	$150,548	$148,537	n/a	$256,516	n/a	$144,158	$148,334	$148,537

(1)
We define average rig utilization for a specific period as the total number of days our rigs are operating under contract, divided by the product of the total number of our rigs, including cold-stacked rigs, and the number of calendar days in such period. Information reflects our policy of reporting on the basis of the number of available rigs in our fleet.

(2)	Amounts exclude the Paragon FPSO1.

(3)	Marketed utilization excludes the impact of Paragon cold-stacked rigs for the current quarter.

PARAGON OFFSHORE plc
CALCULATION OF BASIC AND DILUTED LOSS PER SHARE
(In thousands, except per share amounts)
(Unaudited)
The following table sets forth the computation of basic and diluted loss per share:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Allocation of loss:
Basic and diluted
Net loss attributable to Paragon	$(1,084,838)	$(869,160)	$(976,380)	$(649,549)
Earnings allocated to unvested share-based payment awards (1)	—	—	—	—
Net loss to ordinary shareholders - basic and diluted	$(1,084,838)	$(869,160)	$(976,380)	$(649,549)

Weighted average shares outstanding - basic and diluted	87,077	84,753	85,703	84,753

Weighted average unvested share-based payment awards (1)	6,947	2,973	6,023	1,002

Loss per share
Basic and diluted	$(12.46)	$(10.26)	$(11.39)	$(7.66)

(1)
No earnings were allocated to unvested share-based payment awards in our earnings per share calculation for the three and nine months ended September 30, 2015 and 2014 due to net losses in the current and comparable periods.

PARAGON OFFSHORE plc
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(Unaudited)
The following table sets forth the reconciliation of net loss to adjusted net income (loss) (non-GAAP):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net loss attributable to Paragon	$(1,084,838)	$(869,160)	$(976,380)	$(649,549)
Adjustments:
Gain on repurchase of long-term debt	—	(6,931)	(4,345)	(6,931)
Gain loss on disposal of assets, net	—	—	(12,717)	—
Loss on impairments	1,150,846	928,947	1,152,547	928,947
Tax impact of loss on impairments	(66,341)	(977)	(66,341)	(977)
Adjusted net income (loss)	$(333)	$51,879	$92,764	$271,490

Allocation of adjusted net income (loss):
Basic and diluted
Adjusted net income (loss)	$(333)	$51,879	$92,764	$271,490
Earnings allocated to unvested share-based payment awards (1)	—	(1,758)	(6,091)	(3,172)
Adjusted net income (loss) to ordinary shareholders - basic and diluted	$(333)	$50,121	$86,673	$268,318

Weighted average number of shares outstanding - basic and diluted	87,077	84,753	85,703	84,753

Weighted average unvested share-based payment awards (1)	6,947	2,973	6,023	1,002

Adjusted earnings per share
Basic and diluted	$—	$0.59	$1.01	$3.17

(1)
No earnings were allocated to unvested share-based payment awards in our adjusted earnings per share calculation for the three months ended September 30, 2015 due to our adjusted net loss in the current quarter.

PARAGON OFFSHORE plc
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Cont’d)
(In thousands)
(Unaudited)

	As Reported			Rigs Retained or Sold by Noble			As Adjusted
	Three Months Ended			Three Months Ended			Three Months Ended
	September 30,		June 30,	September 30,		June 30,	September 30,		June 30,
	2015	2014	2015	2015	2014	2015	2015	2014	2015
Operating revenues
Contract drilling services	$338,710	$456,174	$363,089	n/a	$15,904	n/a	$338,710	$440,270	$363,089
Labor contract drilling services	6,853	8,562	7,206	n/a	—	n/a	6,853	8,562	7,206
Reimbursables and other	23,410	40,486	22,949	n/a	327	n/a	23,410	40,159	22,949
	368,973	505,222	393,244		16,231		368,973	488,991	393,244
Operating costs and expenses
Contract drilling services	190,536	217,378	196,969	n/a	5,701	n/a	190,536	211,677	196,969
Labor contract drilling services	4,792	6,593	5,681	n/a	—	n/a	4,792	6,593	5,681
Reimbursables	19,517	35,592	18,678	n/a	158	n/a	19,517	35,434	18,678
Depreciation and amortization	95,826	108,027	94,673	n/a	3,877	n/a	95,826	104,150	94,673
General and administrative	12,800	12,037	13,737	n/a	536	n/a	12,800	11,501	13,737
Loss on impairments	1,150,846	928,947	1,701	n/a	—	n/a	1,150,846	928,947	1,701
Loss on disposal of assets, net	—	—	4,078	n/a	—	n/a	—	—	4,078
Gain on repurchase of long-term debt	—	(6,931)	—	n/a	—	n/a	—	(6,931)	—
	1,474,317	1,301,643	335,517		10,272		1,474,317	1,291,371	335,517
Operating income (loss)	(1,105,344)	(796,421)	57,727		5,959		(1,105,344)	(802,380)	57,727
Other income (expense)
Interest expense, net of amount capitalized	(33,900)	(22,453)	(29,029)	n/a	n/a	n/a	(33,900)	(22,453)	(29,029)
Other, net	(983)	340	156	n/a	n/a	n/a	(983)	340	156
Income (loss) before income taxes	(1,140,227)	(818,534)	28,854	n/a	5,959	n/a	(1,140,227)	(824,493)	28,854
Income tax benefit (provision)	55,389	(50,626)	18,477	n/a	n/a	n/a	55,389	(50,626)	18,477
Net income (loss)	$(1,084,838)	$(869,160)	$47,331	n/a	$5,959	n/a	$(1,084,838)	$(875,119)	$47,331
Adjustments:
Depreciation and amortization							95,826	104,150	94,673
Loss on impairments							1,150,846	928,947	1,701
Loss on disposal of assets, net							—	—	4,078
Gain on repurchase of long-term debt							—	(6,931)	—
Interest expense, net of amount capitalized							33,900	22,453	29,029
Income tax (benefit) provision							(55,389)	50,626	(18,477)
EBITDA							$140,345	$224,126	$158,335